Exhibit 5.1

Chrysler Center
666 Third Avenue
New York, NY 10017
212 935 3000
mintz.com

July 17, 2020

XpresSpa Group, Inc.

254 West 31st Street, 11th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel for XpresSpa Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2020, under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of the following:

(i)	100% of the (a) 7,614,700 shares of the Company’s common stock, par value $0.01 (“Common Stock”), issuable upon the exercise of warrants originally issued in June 2020 (the “June 2020 Warrants”) at an exercise price equal to $5.25 per share (the “June 2020 Warrant Shares”), and (b) 133,258 shares of Common Stock issuable upon the exercise of warrants originally issued in June 2020 to Palladium Capital Advisors, LLC (the “Palladium Warrants”) at an exercise price equal to $5.25 per share (the “Palladium Warrant Shares”);

(ii)	100% of the 609,176 shares of Common Stock issuable upon the exercise of warrants originally issued in June 2020 (the “H.C.W. Warrants”) at an exercise price equal to $6.56625 per share (the “H.C.W. Warrant Shares”); and

(iii)	125% of the 1,714,286 shares (which is equal to 2,142,857 shares) of Common Stock issuable (a) upon conversion of an aggregate principal amount of $900,000 of the Fourth Amended and Restated Convertible Promissory Note (the “B3D Note”) at a conversion price equal to $0.525 per share (the “B3D Shares”), (b) as accrued and unpaid interest payable thereon and issuable at the Company’s option in lieu of a cash payment of interest at a price per share equal to 90% of the volume weighted average price of Common Stock on the trading date immediately preceding the date of delivery of the Company’s notice of intent to pay interest in Common Stock, and (c) as certain make-whole payments in Common Stock to the extent that the accrued and unpaid interest amount described above is less than 90% of the average volume weighted average price of Common Stock for the 30 trading days prior to the interest payment date (or if not a trading day the next succeeding trading day).

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:

(i)	the June 2020 Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon the exercise of the June 2020 Warrants and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable;

(ii)	the Palladium Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon the exercise of the Palladium Warrants and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable;

(iii)	the H.C.W. Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon the exercise of the H.C.W. Warrants and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable; and

(iv)	the B3D Shares have been duly authorized and reserved for issuance, and, when issued upon the conversion of the B3D Note (or as payment pursuant thereto) and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.

BOSTON       LONDON       LOS ANGELES       NEW YORK       SAN DIEGO       SAN FRANCISCO      WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.